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                               OLIN CORPORATION
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Olin





                                             September 10, 2002



Dear Fellow Shareholder:

I am pleased to provide you with the enclosed dividend check, which represents Olin's 303rd consecutive quarterly dividend. For the second quarter of 2002, Olin reported a loss of $.15 per diluted share, which was in line with our previously announced expectations. In the third quarter of 2002, Olin expects its performance to improve over the second quarter of 2002 primarily due to improvement in the Chlor Alkali and Winchester segments, which should more than offset slightly lower earnings from the Metals segment.

At a special meeting later this month, we will ask shareholders to vote on the issuance of Olin common stock to stockholders of Chase Industries Inc. in the merger of Chase and a subsidiary of Olin. As a result of the merger, Chase will become a wholly-owned subsidiary of Olin. In the merger, holders of Chase common stock will receive 0.6400 shares of Olin common stock for each share of Chase common stock they own. This acquisition is expected to be immediately accretive to Olin's earnings and will also strengthen Olin's financial position.

I firmly believe that Olin and Chase are quite complementary and such a combination is in the best interest of both sets of shareholders. Each of our companies is a leader with strong premier reputations in our respective fields. Our combination will create a company with the scale, scope and critical mass to compete more effectively, and will create a stronger, less cyclical company.



                                          Very Truly Yours,

                                          /s/ JOSEPH D. RUPP
                                          ------------------
                                          Joseph D. Rupp
                                          President and Chief Executive Officer